UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):   August 8, 2010

H&R BLOCK, INC.
(Exact name of registrant as specified in charter)

Missouri (State of Incorporation)	1-6089 (Commission File Number)	44-0607856 (I.R.S. Employer Identification Number)

One H&R Block Way, Kansas City, MO 64105
(Address of Principal Executive Offices)  (Zip Code)

(816) 854-3000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

In connection with the election of William C. Cobb to its Board of Directors (See Item 5.02 below), the Company will enter into its standard form Indemnification Agreement for Directors with Mr. Cobb.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)  On August 8, 2010, the Company’s Board of Directors elected William C. Cobb to the Board of Directors. Mr. Cobb was not elected pursuant to any arrangement or understanding with any other person. Mr. Cobb is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.  The Board has not determined on which Board committees Mr. Cobb will serve.

(e) As previously reported in H&R Block, Inc’s (the “Company”) Current Report on Form 8-K filed on July 13, 2010, the Company and Alan M. Bennett agreed to certain terms of Mr. Bennett’s employment arrangement with H&R Block Management, LLC, a subsidiary of the Company, in connection with his election as President and Chief Executive Officer of the Company on July 7, 2010.  On August 12, 2010, the Company and Mr. Bennett finalized the terms of Mr. Bennett’s employment arrangement with the Company, which includes the following:

▪	Base salary of $950,000.

▪	Sign-on bonus of $900,000.

▪
Participation in the Company’s short-term incentive compensation program with an aggregate target incentive award equal to 125% of base salary, with a minimum guaranteed bonus for fiscal year 2011 of $700,000.

▪
Participation in the Company’s 2003 Long-Term Executive Compensation Plan, with an initial grant of a stock option to purchase 1,000,000 shares of the Company’s common stock at $14.37 per share (the “Initial Option”), which was the fair market value of the stock on the grant date.  The Initial Option will expire ten years from the date of grant, or five years following his termination, whichever is earlier.  The Initial Option will vest and become exercisable as to one-fourth of the shares on each anniversary of the grant date. The Initial Option will vest in full if Mr. Bennett resigns for Good Reason, the Company terminates Mr. Bennett without Cause, or upon Mr. Bennett’s death, disability or retirement.  However, the exercise schedule of the Initial Option will not change, other than upon a change in control.

▪
Under the Company’s relocation program, Mr. Bennett will receive on a tax “grossed up” basis for up to six months following the effective date of his election as President and Chief Executive Officer: (i) reasonable and customary furnished housing and rental car expense while in Kansas City in connection with the Company’s business and (ii) use of the Company’s Net Jet share to Mr. Bennett and his family for one round trip per week between Mr. Bennett’s Connecticut or Florida residences and Kansas City. The Company will provide Mr. Bennett with other customary health and employment benefits.

▪	Continued nomination for election to the Board of Directors while serving as the Chief Executive Officer.

▪
Mr. Bennett’s employment may be terminated by the Company (i) at any time with Cause or (ii) at any time after April 30, 2011 for any reason upon 90 days notice.  In the event of a termination without Cause, he will receive a lump sum payment of 50% of his base salary and any unpaid minimum bonus.  In the event of a termination with Cause, Mr. Bennett will only receive his base salary through the date of termination.

▪
Mr. Bennett may terminate his employment (i) for Good Reason or (ii) at any time after April 30, 2011, upon 90 days notice.  In the event of a termination for Good Reason, Mr. Bennett will receive 50% of his base salary and any unpaid minimum bonus.  In the event of a termination without Good Reason, Mr. Bennett will only receive his base salary through the date of termination.

▪	The following constitute Cause:

–	commission, through gross negligence or willful misconduct, of an act materially and demonstrably detrimental to the goodwill of the Company;
–	commission of any act of dishonesty or breach of trust resulting in material personal gain or enrichment at the expense of the Company;
–	uncured material violation of the restrictive covenant provisions of the agreement; or
–
inability of Mr. Bennett or the Company to participate in any activity subject to governmental regulation and material to the business of the Company solely as the result of any action or inaction by Mr. Bennett.

▪	The following constitute Good Reason:

–	a material breach by the Company;
–	a relocation or material diminution in status, duties or authority (including reporting to anyone other than the Board of Directors); or
–	Retirement, defined as a termination after reaching age 61 or as a termination following a change in control.

▪
In the event of a change in control of the Company prior to July 7, 2011, Mr. Bennett is eligible to receive a tax gross-up payment in the event that it is determined that he receives an excess parachute payment under applicable IRS rules. This payment is intended only to restore excise taxes and would not provide additional compensation to restore ordinary income taxes.  In addition, it is applicable only if the total parachute payment exceeds the amount under which no excise tax would apply by at least $100,000.  If the total parachute payment exceeds this level by less than $100,000, Mr. Bennett’s benefits would be reduced to avoid the excise tax.

A copy of the offer letter from H&R Block Management, LLC, a subsidiary of the Company, to Mr. Bennett is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
10.1	Offer Letter from H&R Block Management, LLC to Alan M. Bennett dated August 12, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&R BLOCK, INC.

Date: August 12, 2010	By:/s/ Andrew J. Somora
Andrew J. Somora
Assistant Secretary

EXHIBIT INDEX

Exhibit 10.1	Offer Letter from H&R Block Management, LLC to Alan M. Bennett dated August 12, 2010.